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THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SUPPLEMENT DATED OCTOBER 1, 2001, TO THE CURRENT ACCUMULATOR SELECT AND ACCUMULATOR SELECT II PROSPECTUSES

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This supplement, which is for use in New York ONLY, modifies certain information in the above-referenced Prospectuses. Unless otherwise indicated, all other information in the Prospectuses remains unchanged. The modifications are as follows:

        o All references to the "guaranteed minimum income benefit" are deleted in their entirety. The contracts described in the above-referenced Prospectuses do not offer the "guaranteed minimum income benefit."

        o All references to the "5% Roll Up to age 80" guaranteed minimum death benefit are deleted in their entirety. The contracts described in the above-referenced Prospectuses do not offer the 5% Roll Up to age 80 guaranteed minimum death benefit.

        o All references to the "Protection Plus" feature are deleted in their entirety. The contracts described in the above-referenced Prospectuses do not offer the "Protection Plus" feature.

        o With regard to the fixed maturity options, any fixed maturity amounts applied to provide a death benefit will be subject to a market value adjustment only if such adjustment is positive.













Pros Supp 90ANY (10/01)                                          Cat. No. 129637